Exhibit 10.1

July 25, 2005

Personal and Confidential

Mr. Michael Dinkins

[address omitted]

Dear Michael:

I have enjoyed meeting and discussing with you the very important position we have available in our Company. The more we talked, the more I am convinced that you are a perfect fit for this position. Mike, Carolyn, Tim, Henry and the others you talked to at our office were all impressed with you and would like you to join the HRH team. Accordingly, I am pleased to offer you the opportunity to join HRH as Executive Vice President – Chief Financial Officer as follows:

Title:	Executive Vice President – Chief Financial Officer reporting to Chairman and Chief Executive Officer.

Start Date:	As soon as practical but no later than September 15, 2005.

Location:	The position will be located in our corporate office in Richmond, Virginia.

Relocation:	The Company will reimburse you for the costs associated with selling your home in [address omitted], buying a home in Virginia and transporting your household goods to your new home.

Base Compensation:	$25,000.00 per month ($300,000 per year) – base compensation will be reviewed annually

Car/Auto Allowance:	You will be provided with either a company car with a new car value of $40,000 or a monthly auto allowance of $800

Short Term Incentive:	You would become a participant of the Corporate Incentive Plan. [target bonus information omitted] Since you will be entering the plan on September 1st, you will be eligible for a prorata bonus payment equal to 33.3% or 1/3rd of what normally would be paid as described previously.

Mr. Michael Dinkins

July 25, 2005

Long Term Incentive:	You would be eligible for an annual award of restricted stock grants and non-qualified stock options based on a salary grade 22. I anticipate that the awards for 2005 will be 3,000 restricted stock grants and 13,000 non-qualified options. The value of the restricted grants at $35 per share is $105,000. The value of the non-qualified options using a black-shoales value of $11 is $143,000. The total value of the long term incentives is $248,000.

In addition, as part of your new hire package, the Company will request the Board of Directors to grant you 2,000 restricted stock grants and 5000 non-qualified stock options at the next meeting following your hire date. The grants and options will vest 25% per year with full vesting in four years. The combined value of these grants is $125,000.

Paid Time Off:	You will be granted 27 days paid time off.

Employee Benefits:	In addition to the standard employee benefit package offered to all HRH employees, you will also be provided with an executive life insurance policy for $1,000,000 and an executive disability policy which provides additional income protection in the event of a disability. You will also be eligible to participant in the HRH Supplemental Executive Retirement Plan and the Voluntary Executive Deferred Compensation Plan. If you have any questions regarding these benefits please contact Henry Kramer directly at (804) 747-3130.

Financial, Tax & Estate Planning:	As a corporate executive, you will be provided with a maximum of $7,500 for a three year period for reimbursement of financial, tax and estate planning expenses.

Change of Control:	As a corporate executive, you will be provided with a change of control contract which provides for severance in the event you lose your position as a result of a change of control. The amount of severance you would receive is three times your base salary and highest bonus paid in the past three years. Your target bonus of $[omitted] will be used for change of control purposes during the first year of employment.

Mike, I am very excited about the prospect of you joining HRH. I firmly believe that HRH can provide you with a unique opportunity to make a valuable contribution to the success of our company, and I know you will enjoy working with our executive management group.

Mr. Michael Dinkins

July 25, 2005

As a condition of employment, you will be required to execute HRH’s Executive Employment Agreement (copy enclosed). In addition, your officer appointment and compensation package must be approved by the Board of Directors. We anticipate that the Board would approve our request prior to your start date.

Nothing in this letter should be considered as altering the employment-at-will relationship or as creating an express or implied contract or promise concerning the policies or practices that HRH has implemented or will implement in the future. This offer is contingent upon you successfully passing a background and drug test.

Please contact me if you have any questions regarding the above.

Sincerely,

/s/ Martin L. Vaughan, III
Chairman -Chief Executive Officer

/s/ Michael Dinkins	7/27/05
Accepted: Michael Dinkins	Date